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Exhibit 10.1

REDDY ICE HOLDINGS, INC.
2003 STOCK OPTION PLAN

        1. Purposes.

        The purpose of this Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Plan") is to advance the interests of Reddy Ice Holdings, Inc., a Delaware corporation (the "Parent"), its subsidiary Reddy Ice Group, Inc., a Texas corporation (the "Company") and certain of their respective Affiliates and Subsidiaries by providing a means to attract, retain and motivate employees of the Company (and, in some cases, directors and officers of the Parent) upon whose judgment, initiative and efforts the continued success, growth and development of the Company and the Parent are dependent.

        2.     Definitions.

          For purposes of this Plan, the following terms shall be defined as set forth below:

          (a)   "Affiliate" shall have the meaning assigned to such term in Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934 (the "Exchange Act").

          (b)   "BSMB" shall mean Bear Stearns Merchant Banking Partners II, L.P. and the following affiliated entities: Bear Stearns Merchant Capital II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P. and any Affiliate thereof that acquires shares of Capital Stock of Parent.

          (c)   "Board" shall mean the Board of Directors of the Parent.

          (d)   "Capital Stock" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

          (e)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          (f)    "Committee" shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board to administer this Plan, which Committee shall initially be comprised of one director appointed by Trimaran and one director appointed by BSMB and, upon election or appointment of an independent director, one independent director; provided, however, that all decisions by the Committee shall include the affirmative vote of the Trimaran director and the BSMB director.

          (g)   "controlled" or "controlling," as used with respect to any Person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or entity, whether through ownership of voting securities, by contract or otherwise.

          (h)   "Eligible Employees" shall mean the officers of the Company (and, in some cases, directors and officers of the Parent) listed on Schedule A annexed hereto, and any future officers, directors or employees of the Company, the Parent or their respective Affiliates and Subsidiaries to whom the Board hereafter grants Options under this Plan.

          (i)    "IRR" shall mean the interest rate which, when used to calculate the net present value of all Cash Inflows and all Cash Outflows (each as defined below) realized with respect to Shares upon a Liquidity Event, causes such net amount to equal zero. "Cash Inflows" as used herein shall mean the proceeds (net of underwriting discounts and commissions, placement agent, finder and similar fees and other expenses incurred by such Sponsor Purchaser in connection with such

  Liquidity Event) to the Sponsor Purchaser of any disposition of the investment in Shares (in whole or in part), and dividends, returns of capital and other distributions with respect to the Shares, whether received directly or indirectly by the Sponsor Purchaser, but shall specifically exclude any management fees or remuneration payments paid pursuant to the Monitoring and Management Services Agreement dated August 15, 2003 among the Parent, the Company and the managers named therein. "Cash Outflows" as used herein include the sum of all cash payments and investments by Sponsor Purchaser in the form of or in respect of Shares.

          Notwithstanding the foregoing, Cash Inflows and Cash Outflows shall be calculated only with respect to Shares actually realized or deemed realized in a Liquidity Event. In addition, Multiple cash investments by the Sponsor Purchaser in Shares shall be reflected in the IRR calculation by allocating the investment for such realized Shares on a pro rata basis based on the actual dates of each investment.

          For purposes of clarity the calculation of IRR will use the same methodology as that used in the latest edition of Microsoft Excel generally available as of the date of the Plan.

          (j)    "Liquidity Event" shall mean any Qualified IPO, sale of all or substantially all of the assets of the Parent or of the Company and its Subsidiaries, or any sale of Shares of the Parent by any of the Sponsor Purchasers (including sales by merger or consolidation), or any recapitalization of the Parent or the Company as a result of which any of the Sponsor Purchasers receives cash in respect of any of its Shares. "Liquidity Event" shall also be deemed to have occurred, commencing with the first anniversary of a Qualified IPO and quarterly thereafter for so long as the Shares are listed by NASDAQ or on a national securities exchange, if the trailing twelve-month average price for the listed Shares is such that a hypothetical sale of the Sponsor Purchasers' remaining Shares at that price would satisfy the applicable Vesting Threshold Return for a tranche of Performance Based Options, regardless of whether any of the Sponsor Purchasers has in fact sold Shares.

          (k)   "Merger" shall mean the statutory merger of Cube Acquisition Corp., a Texas corporation, with and into the Company, as effectuated by the Merger Agreement.

          (l)    "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of May 12, 2003, by and among Parent, Cube Acquisition Corp. and the Company.

          (m)  "Option" shall mean a right, granted under Section 5 hereof, to purchase Shares.

          (n)   "Option Agreement" shall mean any written agreement, contract or other instrument or document evidencing an Option, substantially in the form of Exhibit 1 annexed hereto.

          (o)   "Participant" shall mean an Eligible Employee who has been granted an Option under this Plan.

          (p)   "Permitted Holders" shall mean (i) Trimaran Fund Management, L.L.C., Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc., (ii) Bear Stearns Merchant Capital II, L.P., Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and the BSC Employee Fund IV, L.P., (iii) any Affiliate of any Person referred to in the immediately preceding clauses (i) or (ii), (iv) any officer, director or employee of the Company or the Parent who owns Common Stock of the Parent immediately after giving effect to the Merger and (v) any Related Party. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity shall be treated as "beneficially owned" by such Permitted Holder.

          (q)   "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency.

          (r)   "Preferred Stock" shall mean, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person, including, but not limited to, the shares of 12% Cumulative Redeemable Preferred Stock, Series A, $.01 par value per share, of the Parent issued to the Sponsor Purchasers and the Eligible Employees listed on Schedule A annexed hereto in connection with the funding of the Merger.

          (s)   "Qualified IPO" shall mean an underwritten initial public offering of Common Stock resulting in gross proceeds to the Parent of at least $100,000,000.

          (t)    "Realization Percentage" shall mean the percentage of the Sponsor Purchasers' aggregate Shares that are deemed sold in the Liquidity Event or upon which cash proceeds are deemed realized in the Liquidity Event; provided, however, that in the case of a Qualified IPO, the Realization Percentage shall be the greater of (x) the percentage of the Sponsors Purchasers' aggregate Shares sold in the realization event and (y) 20%. Additionally, if a Liquidity Event is deemed to have occurred at or following the first anniversary of a Qualified IPO based on the trailing twelve-month average price for the listed Shares as provided in the definition of Liquidity Event, then the Realization Percentage applicable to the tranche of Performance Based Options for which the Vesting Threshold Return is satisfied shall be 100%.

          (u)   "Related Party" shall mean (i) any controlling stockholder, controlling member, general partner, majority owned Subsidiary or spouse or immediate family member by birth or adoption (in the case of an individual) of any Permitted Holder, (ii) any estate, trust corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such Persons referred to in the immediately preceding clause (i) or (iii) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (ii) acting solely in such capacity.

          (v)   "Rule 144" shall mean Rule 144 promulgated under the United States Securities Act of 1933.

          (w)  "Shareholders" shall have the meaning assigned to such term in the Shareholders Agreement.

          (x)   "Shareholders Agreement" shall mean the Reddy Ice Holdings, Inc. Shareholders Agreement, dated as of August 14, 2003, by and among Parent and the Shareholders.

          (y)   "Shares" or "Common Stock" shall mean common stock, $0.01 par value per share, of the Parent and any other shares of equity securities that are substituted for the Shares pursuant to a stock split, reclassification, distribution of equity securities on Shares, reverse stock split, merger, consolidation or other transaction.

          (z)   "Sponsor Purchasers" shall mean, collectively, Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Partners (Trimaran), CIBC MB Inc., Bear Stearns Merchant Capital II, L.P., Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P.

          (aa) "Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of

  Voting Stock is at the time owned or controlled, directly or indirectly, by: (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

          (bb) "Trimaran" shall mean Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Partners (Trimaran) and CIBC MB Inc. and any Affiliate thereof that acquires shares of Capital Stock of Parent.

          (cc) "Vesting Threshold Return" shall mean (a) with respect to Tranche A Options, a minimum IRR of 20% on the Sponsor Purchasers' Shares involved or deemed involved in a Liquidity Event, (b) with respect to Tranche B Options, a minimum IRR of 22% on the Sponsor Purchasers' Shares involved or deemed involved in a Liquidity Event and (c) with respect to Tranche C Options, a minimum IRR of 24% on the Sponsor Purchasers' Shares involved or deemed involved in a Liquidity Event.

          (dd) "Voting Stock" of a Person shall mean all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        3.     Administration.

          (a)   Authority of the Board. This Plan shall be administered by the Committee at the direction of the Board, and the Board shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of this Plan:

          (i)    to select Eligible Employees to whom Options may be granted;

          (ii)   to designate Affiliates;

          (iii)    to determine the type of Options to be granted to each Eligible Employee;

          (iv)  to determine the number of Options to be granted, the number of Shares to which an Option may relate, the terms and conditions of any Option granted under this Plan (including, but not limited to, any exercise price and any bases for adjusting such exercise price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture or exercisability of an Option, and waiver or accelerations thereof, and waivers of performance conditions relating to an Option, based in each case on such considerations as the Board shall determine) and all other matters to be determined in connection with an Option;

          (v)   to determine whether, to what extent and under what circumstances the exercise price of an Option may be paid, in cash, Shares, or other property, or an Option may be cancelled, forfeited, exchanged or surrendered;

          (vi)  to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Board may deem necessary or advisable to administer this Plan;

          (vii)   to correct any defect or supply any omission or reconcile any inconsistency in this Plan and to reasonably construe and interpret this Plan and any Option, rules and regulations, Option Agreement or other instrument hereunder;

          (viii)   to accelerate the exercisability or vesting of all or any portion of any Option or to extend the period during which an Option is exercisable; and

          (ix)  to make all other decisions and determinations (A) as may be required under the terms of this Plan or (B) as the Board may reasonably deem necessary or advisable for the administration of this Plan.

          (b)   Manner of Exercise of Board Authority. The Board shall have sole discretion in exercising its authority under this Plan. Any action of the Board with respect to this Plan shall be final, conclusive and binding on all Persons, including the Company and the Parent, the respective Subsidiaries and Affiliates of the Company, Eligible Employees and any person claiming any rights under this Plan from or through any Eligible Employee. The express grant of any specific power to the Board, and the taking of any action by the Board, shall not be construed as limiting any power or authority of the Board. The Board may delegate to the Committee or to officers or managers of the Parent or the Company or any of their respective Subsidiaries or Affiliates the authority, subject to such terms as the Board shall determine, to perform its administrative functions hereunder.

          (c)   Limitation of Liability. Each member of the Board, whether acting in his or her capacity as a Board member or as a Committee member, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or the Parent or any of their respective Subsidiaries or Affiliates, the Company's or the Parent's independent certified public accountants or other professionals retained by the Company or the Parent to assist in the administration of this Plan. No member of the Board, whether acting in his or her capacity as a Board member or as a Committee member, nor any officer or employee of the Parent or the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan, and each member of the Board, whether acting in his or her capacity as a Board member or as a Committee member, and any officer or employee of the Company or the Parent acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company or the Parent, as appropriate, with respect to any such action, determination or interpretation.

        4.     Shares Subject to this Plan.

          (a)   Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Options under this Plan shall be Eleven Thousand Two Hundred Sixty Nine and Two-Tenths (11,269.2) Shares. No Option may be granted if the number of Shares to which such Option relates, when added to the number of Shares previously issued under this Plan and the number of Shares subject to Options outstanding under this Plan, exceeds the number of Shares reserved under the preceding sentence. If Shares subject to any Option are not issued, or cease to be issuable for any reason, including (but not exclusively) because an Option is forfeited, terminated, expires unexercised, is settled in cash in lieu of Shares or is exchanged for other Options, the Shares that were subject to that Option shall no longer be charged against the number of available Shares and shall again be available for issue or exercise pursuant to grants of new Options under this Plan to the extent of such forfeiture, termination, expiration, settlement or exchange.

          (b)   Any Shares distributed pursuant to an Option may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions, in each case as the Board may determine.

          (c)   The terms of an Option and the number of Shares authorized pursuant to Section 4(a) hereof for issuance under the Plan shall be subject to adjustment, from time to time, in accordance with the following provisions:

            (i)    If at any time or from time to time, the Parent shall subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on Shares payable in Shares or otherwise) the number of Shares then outstanding into a greater number of Shares, then (A) the maximum number of Shares available for the Plan as provided in Section 4(a) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of Shares (or other kind of shares or securities) that may be acquired under any Option shall be increased proportionately and (C) the exercise price for each Share (or other kind of shares or unit of other securities) subject to then outstanding Options shall be reduced proportionately, without changing the aggregate exercise price as to which outstanding Options remain exercisable.

            (ii)   If at any time or from time to time the Parent shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of Shares then outstanding into a lesser number of Shares, then (A) the maximum number of Shares available for the Plan as provided in Section 4(a) hereof shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of Shares (or other kind of shares or securities) that may be acquired under any Option shall be decreased proportionately and (C) the exercise price for each Share (or other kind of shares or unit of other securities) subject to then outstanding Options shall be increased proportionately, without changing the aggregate exercise price as to which outstanding Options remain exercisable.

            (iii)    In the case of any Options issued to an Eligible Employee that is a party to the Shareholders Agreement in the capacity of a Management Investor (as defined therein), if the Parent shall issue for cash any Common Stock in a transaction in which such Eligible Employee is entitled to exercise preemptive rights under Section 6.4 of the Shareholders Agreement to purchase its pro rata portion of such shares of Common Stock (each such issuance a "Qualifying Issuance") then in such case the number of Shares issuable upon the exercise of the Options granted to such Eligible Employee shall be increased by the number of Shares necessary to cause such Eligible Employee's percentage ownership interest in Parent (calculated to take into account all then outstanding Shares of Common Stock and all Options granted under this Plan) immediately after such Qualifying Issuance to be identical to its percentage ownership interest immediately prior thereto; provided, however, that the provisions of this clause (iii) shall only apply if each of the following conditions is satisfied: (a) such Qualifying Issuance occurs on or prior to August 15, 2006, (b) such Qualifying Issuance is one of the first $40 million of Qualifying Issuances (to the extent, if any) occurring during the period referred to in clause (a) (measured in terms of gross proceeds to the Parent), (c) the purchase price per share of Common Stock in such Qualifying Issuance is at least equal to the actual or implied purchase price in the immediately preceding issuance of Common Stock by Parent, and (d) such Eligible Employee shall have exercised to the fullest extent permitted by Section 6.4.1 of the Shareholders Agreement its preemptive rights to purchase Capital Stock of Parent with respect to such Qualifying Issuance and each issuance of Capital Stock occurring since August 15, 2003. Any Shares issuable as a result of any adjustment described above shall be issuable at an exercise price equal to the issue price per Share in connection with the Qualifying Issuance resulting in such adjustment. All adjustments contemplated by this clause (iii) shall be made ratable across all Options of such Eligible Employee. In the event of any adjustment pursuant to this clause (iii), the maximum number of Shares available for the Plan as provided in Section 4(a) shall be increased to give effect to such adjustment.

            (iv)  Whenever the number of Shares subject to outstanding Options and/or the price for each Share subject to outstanding Options are required to be adjusted as provided in this Section 4(c), the Board shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the change in price and the number of Shares, other securities, cash or property purchasable subject to each Option after giving effect to the adjustments. The Board shall promptly give each Participant such a notice.

            (v)   Adjustments under Sections 4(c)(i), (ii) and (iii) hereof shall be made by the Board, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive.

            (vi)  In addition, the Board is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Options in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or the Parent or any of their respective Subsidiaries or Affiliates or the financial statements of the Company or the Parent or any of their respective Subsidiaries or Affiliates, or in response to changes in applicable laws, regulations or accounting principles; provided, however, that, without the consent of an affected Participant, no such adjustment may materially and adversely affect the rights or economic interests of such Participant under any Option theretofore granted to him or her.

        5.     Specific Terms of Options.

          As of the effective date of the Merger, the Board shall grant Options with respect to 10,742.6 Shares reserved hereunder to the Eligible Employees, and for the number of Shares and types of Options, listed on Schedule B annexed hereto (the "Initial Options"). The Board shall grant Options to Eligible Employees on the terms and conditions set forth below.

          (a)   Non-qualified Options. All of the Options granted pursuant to this Plan are intended to be non-qualified stock options, and are not intended to be incentive stock options under the Code.

          (b)   Exercise Amount. Each Option Agreement shall state the total number of Shares to which it relates. The number of Shares as to which each Initial Option shall be granted is set forth on Schedule B annexed hereto.

          (c)   Exercise Price. Each Option Agreement shall state the exercise price per Share. The Initial Options shall have an initial exercise price per Share equal to $1,000, which is the purchase price per Share paid by the Sponsor Purchasers at the closing of the Merger. The exercise price per Share is subject to adjustment as provided in Section 4.

          (d)   Method of Exercise. Each Option shall be exercisable by written notice of exercise delivered to the Chairman of the Board (or Chairman of the Committee) or in such other manner as may be specified in the Option Agreement or as the Board may establish from time to time.

          (e)   Vesting. Each Option Agreement shall state the date of grant and the time, periods or other conditions on which the right to exercise the Option or a portion thereof shall vest and the number (or method of determining the number) of Shares for which the right to exercise the Option shall vest at each such time, period or satisfaction of condition. The date of grant for the Initial Options shall be the effective date of the Merger. Of the Shares subject to the Initial Options, 8,636.2 of the Shares shall be subject to time-based vesting ("Time Based Options") and 2,106.4 of the Shares shall be subject to performance-based vesting ("Performance Based Options"), in accordance with clauses (i) and (ii) below.

            (i)    Time Based Option Vesting. Time Based Options shall vest 20% per year with the initial vesting date being January 1, 2004, with respect to the initial 20%. Vesting of an additional 20% annually shall occur thereafter on the first, second, third and fourth anniversaries of the initial vesting date.

            (ii)   Performance Based Option Vesting.

            (1)   Performance Based Options shall be divided into three tranches (referred to as Tranche A Options, Tranche B Options, and Tranche C Options) as follows:

              (A)  one-half of the Shares shall be subject to Tranche A Options;

              (B)  one-quarter of the Shares shall be subject to Tranche B Options; and

              (C)  one-quarter of the Shares shall be subject to Tranche C Options.

            (2)   Upon a Liquidity Event (i) if the Vesting Threshold Return is satisfied with respect to Tranche A Options, a number of Tranche A Options shall vest equal to the number of Tranche A Options held by the Participant multiplied by the Realization Percentage, (ii) if the Vesting Threshold Return is satisfied with respect to Tranche B Options, a number of Tranche B Options shall vest equal to the number of Tranche B Options held by the Participant multiplied by the Realization Percentage and (iii) if the Vesting Threshold Return is satisfied with respect to Tranche C Options, a number of Tranche C Options shall vest equal to the number of Tranche C Options held by the Participant multiplied by the Realization Percentage. For purposes of clarification about the vesting of Performance Based Options based on the trading price of Shares following a Qualified IPO, vesting shall occur as follows: Commencing with the first anniversary of a Qualified IPO and quarterly thereafter for so long as the Shares are listed by NASDAQ or on a national securities exchange, if the trailing twelve-month average price for the listed Shares is such that a hypothetical sale of the Sponsors Purchasers' remaining Shares at that price would satisfy the applicable Vesting Threshold Return for a tranche of Performance Based Options, then a Liquidity Event shall be deemed to occur and the Realization Percentage applicable to that tranche shall be 100%, meaning that the Participant shall vest in all of the remaining Performance Based Options for each Tranche for which the Vesting Threshold Return is satisfied.

            (3)   To the extent not already vested, Performance Based Options shall vest in full on the eighth anniversary of the date of the grant of such Performance Based Options.

          (f)    Expiration of Options. Options shall expire at the dates or upon the terms established by the Board in the Option Agreement. The Initial Options shall expire, if not exercised, on the tenth anniversary of the effective date of the Merger unless they expire earlier pursuant to Section 5(g), (h) or (i).

          (g)   Termination of Employment. Subject to the last sentence of Section 7(a) hereof, if a Participant is an Eligible Employee because the Participant is an employee of the Parent, the Company or their Subsidiaries, and if that employment relationship is terminated for any reason other than such Participant's death or disability, then the following provisions shall apply to all Options held by such Participant:

            (i)    If the termination is by the Participant's employer, then the following provisions shall apply: (A) if the termination is pursuant to a right under a written employment agreement for the employer to terminate the employee without cause (as such term is defined in the employment agreement), then (x) the Time Based Options held by that Participant shall continue to vest in accordance with Section 5(e)(i) hereof until the last day of the Benefit Period (as such term is defined in the employment agreement for such Participant) (regardless of whether the Company had elected to pay severance payments on a payroll basis or in a lump sum) and (y) all unvested Performance Based Options shall expire and become null and void as of the date of the termination or (B) if the termination is pursuant to a right under a written employment agreement for the employer to terminate the employee for cause (as such term is defined in the employment agreement), or if there is no existing written employment agreement between that Participant and the Participant's employer, then all Options held by that Participant (whether or not exercisable) shall expire and become null and void as of the date of the termination.

            (ii)   If the termination is by the Participant, then the following provisions shall apply: (A) if the termination is other than for good reason (as defined in the Participant's employment agreement, but only for Participants in whose employment agreement such term appears), if the Participant is a party to an employment agreement that does not distinguish between a termination for good reason and a termination other than for good reason, or if there is no existing written employment agreement between that Participant and the Participant's employer, then any and all unvested Options held by such Participant shall become null and void as of the date of the termination or (B) if the termination is for good reason (as defined in the Participant's written employment agreement, but only for Participants in whose employment agreement such term appears), then (x) the Time Based Options held by such Participant shall continue to vest in accordance with Section 5(e)(i) until the last day of the Benefit Period (as such term is defined in the employment agreement for such Participant) (regardless of whether the Company had elected to pay severance payments on a payroll basis or in a lump sum) and (y) all unvested Performance Based Options shall expire and become null and void as of the date of the termination.

            (iii)    With respect to any Option that survives the termination of employment pursuant to this Section 5(g) hereof, the right to exercise such Option shall terminate on the tenth anniversary of the date of grant.

          (h)   Disability. If a Participant has a written employment agreement with the Parent, the Company or any of their respective Subsidiaries and if the Participant's employment is terminated by reason of the Participant's disability (as such term is defined in the written employment agreement), then the portion, if any, of any and all Options held by the Participant that is not yet exercisable as of the date of such termination for disability shall become null and void as of the date of termination; provided, however, that the portion, if any, of any and all Options held by the Participant that is exercisable as of the date of such termination shall survive the termination for its original term and shall be exercisable by the Participant, his or her guardian or his or her legal representative.

          (i)    Death. Upon the death of a Participant, the portion of any and all Options held by the Participant that is not yet exercisable as of the date of the Participant's death shall become null and void as of the date of death; provided, however, that the portion, if any, of any and all Options held by the Participant that is exercisable as of the date of death shall be exercisable by that Participant's legal representatives, legatees or distributees for a period equal to the greater of (a) the remainder of the original term of the Option or (b) 270 days following the date of the Participant's death. Any portion of an Option not exercised upon the expiration of the periods specified in the previous sentence shall be null and void.

          (j)    Repurchase Rights. Options that survive termination of employment pursuant to Sections 5(g), (h) or (i) hereof shall be subject to the Parent's repurchase rights set forth in Section 6.5 of the Shareholder's Agreement.

        6.     Certain Provisions Applicable to Options.

          (a)   Form of Payment Under Options. Payments to be made by a Participant to the Parent upon the exercise of an Option may be made in such forms as the Board shall reasonably determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The Board may make rules relating to installment or deferred payments with respect to the exercise of Options, including the rate of interest to be credited with respect to such payments.

          (b)   Transferability of Options. Options are not transferable except with the prior consent of the Board. The Board may (in its sole discretion) permit a Participant to transfer an Option, or may cause the Parent to grant to another person an Option that otherwise would be granted to an Eligible Employee, in circumstances where the Parent would be permitted to register the exercise of the Options by the transferee on Form S-8 under the Securities Act of 1933 if the Parent were otherwise eligible to use Form S-8. The Board shall not authorize any such transfer or issuance if it may not be made, or if Shares may not be issued pursuant to the exercise of the Options by the transferee, in compliance with all applicable federal and state securities laws. The granting of permission for such an issuance or transfer shall not obligate the Parent to register the Shares to be issued under the applicable Options.

          (c)   Shareholders Agreement. Shares issued upon exercise of Options to Management Investors (as such term is defined in the Shareholders Agreement) shall be subject to the provisions of the Shareholders Agreement applicable to Common Stock held by Management Investors. If a Participant is not party to the Shareholders Agreement, then the Company may, as a condition to the issuance or exercise of an Option, require such Participant to become party to the Shareholders Agreement or such portions thereof as the Board determines.

          7.     Change of Control Provisions.

          (a)   Acceleration of Exercisability. In the event of a Change of Control of the Parent or the Company, with respect only to Time Based Options held by Participants who are employees or directors of the Parent, the Company or any of their respective Subsidiaries at the occurrence of the Change of Control (and their permitted transferrees pursuant to Section 6(b) hereof), all outstanding and unvested Time Based Options shall immediately accelerate and become fully vested and exercisable in full. If as part of the Change in Control, shares of stock, other securities, cash or property shall be issuable or deliverable in exchange for Shares, then the Participant shall be entitled to purchase (in lieu of the Shares that the Participant would otherwise be entitled to purchase under the Time Based Options) the number of shares of stock, other securities, cash or property to which that number of Shares would have been entitled in connection with such Change of Control, at an aggregate exercise price equal to the exercise price that would have been payable if that number of Shares had been purchased on the exercise of the Time Based Options immediately before the consummation of the Change of Control. Nothing in this Section 7(a) shall impose on a Participant the obligation to exercise any Option immediately before or upon the Change of Control, nor shall the Participant forfeit the right to exercise the Time Based Option during the remainder of the original term of the Time Based Option because of a Change in Control or because the Participant's employment is terminated for any reason following a Change in Control.

          (b)   Definition of Change of Control. For purposes of this Section 7, a "Change of Control" shall mean:

            (i)    any transaction or series of transactions (whether by merger, consolidation, reorganization, combination, sale or transfer of equity, securityholder or voting agreement, proxy, power of attorney or otherwise) pursuant to which any single "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, (A) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company, the Parent or the entity resulting from such transaction or transactions, (B) by contract or otherwise, has the power to appoint or designate more than 50% of the members of the Board or of the board of directors of the Company or of the board of directors or equivalent body of the entity resulting from such transaction or transactions or (C) acquires all or substantially all of the Parent's or the

    Company's assets (in each case on a consolidated basis together with their respective subsidiaries); or

            (ii)   approval by the stockholders of the Parent or the Company of a complete liquidation or dissolution of the Parent or the Company.

          8.     General Provisions.

          (a)   Compliance with Legal and Trading Requirements. This Plan, the granting and exercising of Options thereunder, and the other obligations of the Parent under this Plan and any Option Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Parent, in its reasonable discretion, may postpone the issuance or delivery of Shares under any Option until completion of such stock exchange or market system listing or registration, if the Shares are so listed, or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Parent may consider appropriate in order to comply with the applicable laws, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of this Plan shall be interpreted or construed to obligate the Parent or the Company to register any Shares under federal or state law.

          (b)   No Right to Continued Employment or Service. Neither this Plan nor any action taken thereunder shall be construed as giving any employee or director of the Company or the Parent, respectively, the right to be retained in the employ or service of the Company or the Parent, respectively, or any of their respective Subsidiaries or Affiliates; nor shall this Plan interfere in any way with the right of the Company or the Parent, as applicable, or any of their respective Subsidiaries or Affiliates, to terminate any employee's or director's employment or service at any time.

          (c)   Taxes. The Parent or any Subsidiary or Affiliate of the Parent is authorized to withhold from any payment relating to an Option under this Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Employee, amounts of withholding and other taxes due in connection with any transaction involving an Option, and to take such other action as the Board may deem advisable to enable the Parent and Eligible Employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Option. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Employee's tax obligations.

          (d)   Changes to this Plan and Options. The Board may amend, alter, suspend, discontinue or terminate this Plan or the Board's authority to grant Options under this Plan without the consent of shareholders of the Company or the Parent or the affected Participants; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation or termination of this Plan may materially and adversely affect the rights or economic interests of such Participant under any Option theretofore granted to him or her. The Board may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Option theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation or termination of any Option may materially and adversely affect the rights or economic interests of such Participant under any Option theretofore granted to him or her.

          (e)   No Right to Uniformity; No Right to Continued Employment. There is no obligation for uniformity of treatment of Eligible Employees and employees under this Plan. No Option shall confer on any Eligible Employee any right with respect to continuance of employment or service with the Company or the Parent, respectively, nor shall the grant of such Option interfere in any way with the right of the Company or the Parent to terminate the Eligible Employee's employment or service, respectively.

          (f)    Nonexclusivity of this Plan. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases; provided, however, that no such incentive arrangement shall materially and adversely affect the rights of an Eligible Employee under any Option theretofore granted to him or her.

          (g)   Not Compensation for Benefit Plans. No Option payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company or the Parent for the benefit of its employees or directors, as applicable, unless the Company or the Parent shall determine otherwise.

          (h)   Governing Law. The validity, construction, and effect of this Plan, any rules and regulations relating to this Plan and any Option Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

          (i)    Effective Date; Plan Termination. This Plan shall become effective as of the effective date of the Merger, which is August 15, 2003 (the "Effective Date"). No Options shall be granted under this Plan after the tenth anniversary from the Effective Date.

          (j)    Titles and Headings. The titles and headings of the sections in this Plan are for convenience of reference only. In the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

Schedule A

William P. Brick
Jimmy C. Weaver
Steven J. Janusek
Ben D. Key
Raymond D. Booth
Grace E. Corbino
Billy W. Daniel
Tommy L. Dann
Graham D. Davis
Joseph A. Geloso
Nancy G. Green
John M. Hayes Jr.
Kenneth B. Himes
Robert L. Hobson
Marie R. Metzger
William A. Newberry
Mark A. Steffek
William A. Tolany

Schedule B

Name	Shares Subject to Time Based Options	Shares Subject to Performance Based Options (Tranche A)	Shares Subject to Performance Based Options (Tranche B)	Shares Subject to Performance Based Options (Tranche C)	Total Shares Subject to Performance Based Options	Total Shares Subject to Options
William P. Brick	1,439.36170	175.53191	87.76596	87.76596	351.06383	1,790.42553
Jimmy C. Weaver	1,799.20213	219.41489	109.70745	109.70745	438.82979	2,238.03191
Steven J. Janusek	791.64894	96.54255	48.27128	48.27128	193.08511	984.73404
Ben D. Key	467.79255	57.04787	28.52394	28.52394	114.09574	581.88830
Raymond D. Booth	719.68085	87.76596	43.88298	43.88298	175.53191	895.21277
Grace E. Corbino	179.92021	21.94149	10.97074	10.97074	43.88298	223.80319
Billy W. Daniel	359.84043	43.88298	21.94149	21.94149	87.76596	447.60638
Tommy L. Dann	359.84043	43.88298	21.94149	21.94149	87.76596	447.60638
Graham D. Davis	719.68085	87.76596	43.88298	43.88298	175.53191	895.21277
Joseph A. Geloso	359.84043	43.88298	21.94149	21.94149	87.76596	447.60638
Nancy G. Green	143.93617	17.55319	8.77660	8.77660	35.10638	179.04255
John M. Hayes Jr.	143.93617	17.55319	8.77660	8.77660	35.10638	179.04255
Kenneth B. Himes	179.92021	21.94149	10.97074	10.97074	43.88298	223.80319
Robert L. Hobson	179.92021	21.94149	10.97074	10.97074	43.88298	223.80319
Marie R. Metzger	71.96809	8.77660	4.38830	4.38830	17.55319	89.52128
William A. Newberry	359.84043	43.88298	21.94149	21.94149	87.76596	447.60638
Mark A. Steffek	179.92021	21.94149	10.97074	10.97074	43.88298	223.80319
William A. Tolany	179.92021	21.94149	10.97074	10.97074	43.88298	223.80319

Total Management Investment	8,636.17021	1,053.19149	526.59574	526.59574

Exhibit 1

[Form of]
Reddy Ice Holdings, Inc.
Stock Option Agreement

        THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into this [    ] day of August, 2003 by and between Reddy Ice Holdings, Inc., a Delaware corporation (the "Parent"), and [                        ] (the "Option Holder").

        WHEREAS, the Option Holder has been designated by the Board of Directors of the Parent to participate in the Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Plan") (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan);

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Parent and the Option Holder agree as follows:

        (a)   Grant. Pursuant to the provisions of the Plan, all of the terms of which are incorporated herein by reference unless otherwise provided herein, the Parent hereby grants to the Option Holder [            ] Time Based Options and [            ] Performance Based Options (the "Options"), each such Option initially representing the right and option subject to adjustment as provided in the Plan to purchase one share of the Common Stock of the Parent (the "Shares"). The Options are granted as of [                        ] (the "Date of Grant"), and such grant is subject to all of the terms and conditions herein and to all of the terms and the conditions of the Plan. These Options are intended to be non-qualified, and are not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

        (b)   Exercise Price. The exercise price of the Shares subject to the Options shall be equal to $[    ] per Share subject to adjustment as provided herein and in the Plan.

        (c)   Term of Options; Time and Method of Exercise of Options. The Options may, subject to the vesting and termination provisions hereof and in the Plan, be exercised only during the period commencing on the Date of Grant and continuing until the close of business on tenth anniversary of the Date of Grant (the "Option Period"). Except as otherwise provided in paragraphs (d) and (f) below, the Options shall vest and become exercisable in accordance with the terms of Section 5(e)(i) of the Plan in the case of Time Based Options and Section 5(e)(ii) of the Plan in the case of Performance Based Options. The Option Holder's exercise rights during the Option Period shall be subject to limitations as hereinafter provided and as provided in the Plan and shall be subject to earlier termination as provided in paragraph (d) below and in the Plan. At the end of the Option Period or, if earlier, the termination of the period of exercisability as provided in paragraph (d) below or in the Plan, the Options shall terminate.

        (d)   Termination. The Option Holder's Options shall be subject to all of the provisions of Sections 5(g), (h) and (i) of the Plan.

        (e)   Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Parent an instrument in writing specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Parent, of the Option Price of the Shares in respect of which the Option is being exercised. Shares shall then be issued by the Parent and a share certificate delivered to the Option Holder; provided, however, that the Parent shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

        (f)    Change of Control. In the event of a Change of Control (as defined in the Plan) each of the Options shall be subject to the provisions of Section 7 of the Plan.

        (g)   Shareholders Agreement. Shares issued upon exercise of the Option to Management Investors (as defined in the Shareholders Agreement) shall be subject to the provisions of the Shareholders Agreement applicable to Common Stock held by Management Investors. If the Option Holder is not party to the Shareholders Agreement, then it shall be a condition to exercise of the Option that the Option Holder become party to the Shareholders Agreement as a Management Investor.

        (h)   References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder's legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.

        (i)    Notices. Notices under this Agreement shall be in writing and shall be deemed be deemed given when received by the party to be notified (a) when given in person, (b) on the first day after delivery to Federal Express or other overnight courier, postage prepaid and (c) upon transmission by telecopier with confirmation by United States mail, in each case at the address for the intended recipient as set forth below:

    If to the Parent:
    Reddy Ice Holdings, Inc.
        (f/k/a CAC Holdings Corp.)
    3535 Travis Street, Suite 170
    Dallas, Texas 75204
    Telecopier: (214) 528-1532
    Attention: Chairman of the Board of Directors

    with copies (which shall not constitute notice) to:
    Akin Gump Strauss Hauer & Feld LLP
    300 Convent Street, Suite 1500
    San Antonio, Texas 78205
    Telecopier: (210) 224-2035
    Attention: Alan Schoenbaum, Esq.

    If to the Option Holder:

    [Name]
    [Address]

    with copies (which shall not constitute notice) to:
    [                                    ]
    [Address]
    Telecopier:
    Attention:

          (j)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

          (k)   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original constituting one and the same instrument.

[Remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

REDDY ICE HOLDINGS, INC. (f/k/a CAC Holdings Corp.)
By:	Name: Title:
OPTION HOLDER:
Name:

QuickLinks

  Exhibit 10.1
REDDY ICE HOLDINGS, INC. 2003 STOCK OPTION PLAN
Schedule A
Schedule B
Exhibit 1